Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 23, 2014 relating to the Large Cap Core Fund, Income Equity Fund, International Equity Fund, Large Cap Equity Fund, Large Cap Growth Fund, Large Cap Value Fund, Small Cap Core Fund, Small Cap Value Fund, and Technology Fund, each a series of Northern Funds, appearing in the Annual Reports on Form N-CSR of Northern Funds for the year ended March 31, 2014, and to the references to us under the heading “Representations and Warranties” in Appendix A of the Combined Prospectus/Information Statement and the heading “Experts” in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 1, 2014